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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            --------------------------------------------------------


                                    FORM 11-K

                   /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                   For the fiscal year ended December 31, 2004



                           Commission File No: 1-6695
                           --------------------------



                               JO-ANN STORES, INC.
                               401(K) SAVINGS PLAN
 (Full title of the plan and the address of the plan, if different from that of the issuer named below)



                               Jo-Ann Stores, Inc.
                                5555 Darrow Road
                                Hudson, OH 44236
                                ----------------
 (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)


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                              REQUIRED INFORMATION

Jo-Ann Stores, Inc. 401(k) Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two fiscal years ended December 31, 2004 and 2003, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99 and incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Jo-Ann Stores, Inc. Savings Plan 401(k) Advisory Committee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized


Jo-Ann Stores, Inc.
401 (k) Savings Plan

By:           Jo-Ann Stores, Inc. 401(k) Savings Plan Advisory Committee

/s/ Donald R. Tomoff
--------------------
Donald R. Tomoff                                                  June 29, 2005
Vice President, Finance and
Secretary of Advisory Committee


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                               JO-ANN STORES, INC.
                               SAVINGS PLAN 401(K)

                                  EXHIBIT INDEX



   Official
  Exhibit No.        Description
  -----------        -----------

      23             Consent of Independent Registered Public Accounting Firm

      99             Jo-Ann Stores, Inc.
                     401(k) Savings Plan

                     Financial Statements
                     As of December 31, 2004 and 2003
                     Together With Report of
                     Independent Public Accountants